                                                                      EXHIBIT 16




                      [McGLADREY & PULLEN, LLP LETTERHEAD]



Securities and Exchange Commission
Washington, DC 20549

                    Re: University Real Estate Partnership V
                                SEC File #0-8914

We were previously the independent accountants for University Real Estate Partnership V (the "Partnership"), and on April 15, 2002 we reported on the consolidated financial statements of the Partnership as of and for the years ended December 31, 2000 and 2001. On September 5, 2002 we resigned as the independent accountants of the Partnership. We have read the Partnership's statements included under Item 4 of its Form 8-K dated September 6, 2002 and we agree with such statements.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
Dallas, Texas
October 10, 2002